Exhibit 99.2

Hanesbrands Inc.

Supplemental Information Regarding the Condensed Consolidated Statement of Income (Loss)

(Amounts in thousands, except per-share amounts)

(Unaudited)

	2011							2012
	First Quarter Ended April 2, 2011	Second Quarter Ended July 2, 2011	Second Quarter Year to Date July 2, 2011	Third Quarter Ended October 1, 2011	Third Quarter Year to Date October 1, 2011	Fourth Quarter Ended December 31, 2011	Year Ended December 31, 2011	First Quarter Ended March 31, 2012
Net sales	$980,050	$1,167,986	$2,148,036	$1,185,304	$3,333,340	$1,100,951	$4,434,291	$973,133
Cost of sales	639,092	757,962	1,397,054	771,251	2,168,305	772,778	2,941,083	718,019

Gross profit	340,958	410,024	750,982	414,053	1,165,035	328,173	1,493,208	255,114
As a % of net sales	34.8%	35.1%	35.0%	34.9%	35.0%	29.8%	33.7%	26.2%

Selling, general and administrative expenses	248,866	274,202	523,068	269,109	792,177	253,904	1,046,081	244,469
As a % of net sales	25.4%	23.5%	24.4%	22.7%	23.8%	23.1%	23.6%	25.1%

Operating profit	92,092	135,822	227,914	144,944	372,858	74,269	447,127	10,645
As a % of net sales	9.4%	11.6%	10.6%	12.2%	11.2%	6.7%	10.1%	1.1%

Other expenses	601	814	1,415	880	2,295	4,082	6,377	645

Interest expense, net	41,101	39,127	80,228	38,255	118,483	37,715	156,198	36,995

Income (loss) from continuing operations before income tax expense (benefit)	50,390	95,881	146,271	105,809	252,080	32,472	284,552	(26,995)

Income tax expense (benefit)	9,423	18,121	27,544	20,739	48,283	(6,300)	41,983	(2,724)
Effective tax rate	19%	19%	19%	20%	19%	-19%	15%	10%

Income (loss) from continuing operations	40,967	77,760	118,727	85,070	203,797	38,772	242,569	(24,271)
Income (loss) from discontinued operations, net of tax	7,142	9,022	16,164	5,762	21,926	2,193	24,119	(2,559)

Net income (loss)	$48,109	$86,782	$134,891	$90,832	$225,723	$40,965	$266,688	$(26,830)

Earnings (loss) per share - basic:
Continuing operations	$0.42	$0.80	$1.22	$0.87	$2.09	$0.39	$2.48	$(0.25)
Discontinued operations	0.07	0.09	0.17	0.06	0.22	0.02	0.25	(0.03)

Net income (loss)	$0.49	$0.89	$1.39	$0.93	$2.31	$0.42	$2.73	$(0.27)

Earnings (loss) per share - diluted:
Continuing operations	$0.42	$0.78	$1.20	$0.85	$2.05	$0.39	$2.44	$(0.25)
Discontinued operations	0.07	0.09	0.16	0.06	0.22	0.02	0.24	(0.03)

Net income (loss)	$0.49	$0.87	$1.36	$0.91	$2.28	$0.41	$2.69	$(0.27)

Weighted average shares outstanding:
Basic	97,194	97,537	97,366	97,925	97,559	98,157	97,710	98,533
Diluted	98,589	99,224	98,927	99,535	99,200	99,375	99,251	98,533

In May 2012, the Company sold its European imagewear business, and the Company is completing the discontinuation of its private-label and Outer Banks domestic imagewear operations serving wholesalers that sell to the screen-print industry. As a result of these actions, the current year and prior-year disclosures reflect these operations as discontinued operations. This information is solely for illustrative purposes and the information regarding income that we previously reported in our SEC filings remains accurate. For more information about our income as reported for periods prior to the second quarter of 2012, please refer to our periodic reports for those periods.

Hanesbrands Inc.

Supplemental Information Regarding Sales and Operating Profit by Segment

(dollars in thousands)

(Unaudited)

	2011							2012
	First Quarter Ended April 2, 2011	Second Quarter Ended July 2, 2011	Second Quarter Year to Date July 2, 2011	Third Quarter Ended October 1, 2011	Third Quarter Year to Date October 1, 2011	Fourth Quarter Ended December 31, 2011	Year Ended December 31, 2011	First Quarter Ended March 31, 2012
Net sales:
Innerwear	$502,683	$650,697	$1,153,380	$558,422	$1,711,802	$549,364	$2,261,166	$509,038
Outerwear	286,305	291,788	578,093	392,683	970,776	318,537	1,289,313	272,564
Direct to Consumer	82,798	97,456	180,254	97,565	277,819	97,621	375,440	84,713
International	108,264	128,045	236,309	136,634	372,943	135,429	508,372	106,818

Total net sales	$980,050	$1,167,986	$2,148,036	$1,185,304	$3,333,340	$1,100,951	$4,434,291	$973,133

Segment operating profit (loss):
Innerwear	$74,765	$102,837	$177,602	$88,372	$265,974	$70,719	$336,693	$51,642
Outerwear	18,632	27,254	45,886	48,379	94,265	10,792	105,057	(21,244)
Direct to Consumer	327	9,360	9,687	12,268	21,955	7,267	29,222	1,082
International	16,754	11,724	28,478	14,797	43,275	10,679	53,954	4,696

Total segment operating profit	110,478	151,175	261,653	163,816	425,469	99,457	524,926	36,176

Items not included in segment operating profit:
General corporate expenses	(15,201)	(12,171)	(27,372)	(15,680)	(43,052)	(21,930)	(64,982)	(22,104)
Amortization of trademarks and other identifiable intangibles	(3,185)	(3,182)	(6,367)	(3,192)	(9,559)	(3,258)	(12,817)	(3,427)

Total operating profit	92,092	135,822	227,914	144,944	372,858	74,269	447,127	10,645
Other expenses	(601)	(814)	(1,415)	(880)	(2,295)	(4,082)	(6,377)	(645)
Interest expense, net	(41,101)	(39,127)	(80,228)	(38,255)	(118,483)	(37,715)	(156,198)	(36,995)

Income (loss) from continuing operations before income tax expense	$50,390	$95,881	$146,271	$105,809	$252,080	$32,472	$284,552	$(26,995)

As a result of the reduced size of sheer hosiery and changing trends, we decided in the first quarter of 2012 to change our external segment reporting to include hosiery operations within the Innerwear segment. Hosiery had previously been reported as a separate segment. Prior-year segment sales and operating profit results, including other minor allocation changes, have been revised to conform to the current-year presentation. In addition, in May 2012, HanesBrands sold its European imagewear business, and the Company is completing the discontinuation of its private-label and Outer Banks domestic imagewear operations serving wholesalers who sell to the screen-print industry. As a result, the current year and prior-year segment disclosures do not reflect the sales and operating profit results of these discontinued businesses. This information is solely for illustrative purposes and the information regarding segment sales and operating profit that we previously reported in our SEC filings remains accurate. For more information about our segments as reported for periods prior to the second quarter of 2012, please refer to our periodic reports for those periods.

Discontinued Operations FAQ

Q: Was there a choice as to the accounting treatment of the sale of European Imagewear, private-label Imagewear and Outer Banks businesses as discontinued operations?

A: No. Generally Accepted Accounting Principles (GAAP) dictates the accounting treatment of these actions. In addition, we are required to provide revised historical results in future 10-K and 10-Q filings for comparative purposes.

Q: For 2012, what was the expected impact from discontinued operations on sales, profits and free cash flow?

A: In February, inherent in our initial guidance was that discontinued operations were expected to generate full year 2012 sales of about $190 million, an operating profit loss less than $1 million, and about $15 million of cash flow from operations.

Q: Were you expecting back-half profits from the discontinued operations that you will no longer have?

A: Yes. While the businesses were expected to lose less than $1 million for the full-year, they were expected to lose money in the first half when cotton costs were high and contribute to profits in the second half as costs come down.

Q: Should we see 2012 margins change when excluding discontinued operations?

A: Yes. Annual operating margins should increase by approximately 40 basis points due to the exit from discontinued operations.

Q: Is the promotional sector of Branded Printwear included in discontinued operations?

A: No. While we are pulling back from this sector, these results are still included in ongoing operations.

Q: How much did the removal of discontinued operations help gross margins in the first half of the year?

A: Gross margins in the first quarter benefited by 100 basis points. For the second quarter, as we initiated specific actions to exit those businesses, the operating results were negatively impacted, and therefore we cannot quantify the potential gross margin impact.

Q: What are sales now expected to be in the Branded Printwear sector?

A: Branded Printwear sales for 2012 are now expected to be between $180 million - $190 million dollars, and could decline to around $150 million in 2013 as we overlap the reduction in the promotional sector.

Q: What were the components of the profits and losses associated with discontinued operations?

A: In the second quarter, the sale of European Imagewear resulted in a pre-tax loss of roughly $32 million and the Company-incurred pretax charges, substantially all noncash, for the write-down of intangibles, inventory markdowns and other negative operating impacts from winding down those operations totaled about $58 million. In addition, operating losses from the discontinued operations are included. More specifics will be provided in the second quarter 10-Q.

Q: Were the charges associated with the supply chain adjustments attributable to discontinued operations?

A: No. Per GAAP guidelines, only costs directly related to the affected businesses can be included in discontinued operations. Approximately $16 million of supply chain restructuring charges are still included in continuing operations for 2012.

Q: What was the forecast for discontinued operations in the second quarter of 2012?

A: We will not be providing guidance for discontinued operations going forward. The majority of costs associated with exiting those operations have been recognized, with minimal activity expected in the second half of the year.

Q: How is the supplemental information regarding the condensed consolidated statement of income prepared?

A: In accordance with GAAP rules, the same methodology is used and only items directly attributable to the discontinued operations may be used. This is true for historical revisions as well as any future activity within the discontinued operations.

Q: Is the balance sheet or cash flow statement revised?

A: No, they are not required to be revised.

Q: When calculating historical Days Sales Outstanding (DSO) or inventory turn metrics, will they change by removing discontinued operations?

A: Yes. We would advise using the as-reported financials as a better indication of asset productivity. For example, calculating DSO at the end of the second quarter for all sales would be 43, but using only continuing operations would be 45, a difference of 2 days.

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This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform of Act 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” or similar expressions. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated: current economic conditions, including consumer spending levels and the price elasticity of our products; the loss of or material reduction in sales to any of our top customers; our ability to keep pace with evolving consumer preferences and trends; the impact of significant fluctuations and volatility in various input costs, such as cotton; our ability to remain competitive in the areas of price, quality, brand recognition and research and product development; and our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent Form 10-K, 10-Q and 8-K reports filed with the SEC, as well as the investors section of our corporate website at http://tiny.cc/HanesBrandsIR. Except as required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.